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                                                            SEC FILE NUMBER
                                                                33-22521
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                                                              CUSIP NUMBER
                                                              30064J-10-8
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING

(Check one)   [x] Form 10-K   [ ] Form 20-F   [ ] Form 11-K   [ ] Form 10-Q
              [ ] Form N-SAR

    For period ended    December 31, 1995
                     -----------------------------

        [ ] Transition Report on Form 10-K
        [ ] Transition Report on Form 20-F
        [ ] Transition Report on Form 11-K
        [ ] Transition Report on Form 10-Q
        [ ] Transition Report on Form N-SAR
        For the Transition Period Ended:
                                         ---------------------------------------

- --------------------------------------------------------------------------------
  Read Instruction (on back page) Before Preparing Form.  Please Print or Type.

   NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                  VERIFIED ANY INFORMATION CONTAINED HEREIN.
- --------------------------------------------------------------------------------

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
                                               ---------------------------------

- --------------------------------------------------------------------------------


PART I -- REGISTRANT INFORMATION


- --------------------------------------------------------------------------------
Full Name of Registrant

                         WINNERS ENTERTAINMENT, INC.
- --------------------------------------------------------------------------------
Former Name if Applicable

                        1461 Glenneyre Street, Suite F
- --------------------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)

                        Laguna Beach, California 92651
- --------------------------------------------------------------------------------
City, State and Zip Code

PART II  -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

      | (a)  The reasons described in reasonable detail in Part III of this
      |      form could not be eliminated without unreasonable effort or
      |      expense;
      | (b)  The subject annual report, semi-annual report, transition report
      |      on Form 10-K, Form 20-K, 11-K, Form N-SAR, or portion thereof,
[xx]  |      will be filed on or before the fifteenth calendar day following
      |      the prescribed due date; or the subject quarterly report of
      |      transition report on Form 10-Q, or portion thereof will be filed
      |      on or before the fifth calendar day following the prescribed due
      |      date; and
      | (c)  The accountant's statement or other exhibit required by Rule
      |      12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (ATTACH EXTRA SHEETS IF NEEDED)


                                                 (ATTACH EXTRA SHEETS IF NEEDED)
                                                                SEC 1344 (11-91)

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

        Thomas K. Russell               (714)                 376-3010
- --------------------------------   ---------------   ---------------------------
             (Name)                  (Area Code)          (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) or the Securities Exchange Act of 1934 or Section 30 of the Investment Company
     Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such report(s) been filed? If the
     answer is no, identify report(s).                          [x] Yes   [ ] No

- --------------------------------------------------------------------------------

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
    thereof?                                                    [ ] Yes   [x] No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


- --------------------------------------------------------------------------------

                         WINNERS ENTERTAINMENT, INC.
           ------------------------------------------------------
                (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: MARCH 28, 1996                     By:  /s/ Thomas K. Russell
      -------------------------------         ----------------------------------
                                              THOMAS K. RUSSELL, SECRETARY

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                  ATTENTION
- --------------------------------------------------------------------------------
      INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
                   CRIMINAL VIOLATIONS (SEE 18 U.S.C.1001).
- --------------------------------------------------------------------------------


                             GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

Attachment to Form 12b-25
Notification of Late Filing
Form 10-K for the Period Ended December 31, 1995


Registrant: Winners Entertainment, Inc.

PART III - NARRATIVE

The audit was not complete in sufficient time for management to conduct a proper review of the work necessary to prepare the final Form 10-K for filing by the prescribed deadline.

                         [CORBIN & WERTZ LETTERHEAD]




Securities and Exchange Commission
Washington, D.C.  20549

We have read Part III - Narrative of Form 12b-25, dated March 28, 1996, for extension of time in filing the Winners Entertainment, Inc. Form 10-K for the year ended December 31, 1995, and agree with the information contained therein.


                                                         /s/ CORBIN & WERTZ
                                                         ----------------------
                                                             Corbin & Wertz


Irvine, California
March 29, 1996